Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-181299

September 3, 2014

Frontier Communications Corporation

Pricing Term Sheet

Issuer:	Frontier Communications Corporation

Securities:	Senior Notes due 2021 (the “2021 Notes”) Senior Notes due 2025 (the “2025 Notes”)

Principal Amount:	$775,000,000 of 2021 Notes $775,000,000 of 2025 Notes

Net Proceeds to Frontier (before expenses):	$1,519,000,000

Maturity:	September 15, 2021 for the 2021 Notes
January 15, 2025 for the 2025 Notes

Coupon:	6.250% for the 2021 Notes 6.875% for the 2025 Notes

Price:	100% of aggregate principal amount for the 2021 Notes 100% of aggregate principal amount for the 2025 Notes

Yield to maturity:	6.250% for the 2021 Notes 6.875% for the 2025 Notes

Spread to Benchmark Treasury:	415 basis points for the 2021 Notes 448 basis points for the 2025 Notes

Benchmark Treasury:	UST 2.00% due August 31, 2021 for the 2021 Notes UST 2.375% due August 15, 2024 for the 2025 Notes

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2015 for the 2021 Notes January 15 and July 15, commencing January 15, 2015 for the 2025 Notes

Record Dates:	March 1 and September 1 for the 2021 Notes January 1 and July 1 for the 2025 Notes

Make-whole call:	At any time prior to June 15, 2021, at a discount rate of Adjusted Treasury Rate plus 50 basis points and at any time on or after June 15, 2021 at 100% of the principal amount thereof for the 2021 Notes

At any time prior to October 15, 2024 at a discount rate of Adjusted Treasury Rate plus 50 basis points and at any time on or after October 15, 2024 at 100% of the principal amount thereof for the 2025 Notes

Change of Control:	101% plus accrued and unpaid interest, if any

Trade Date:	September 3, 2014

Settlement(1):	T+10; September 17, 2014

CUSIP/ISIN:	35906AAP3 / US35906AAP30 related to the 2021 Notes 35906AAQ1 / US35906AAQ13 related to the 2025 Notes

Ratings(2):	Ba3/BB-

Underwriting discount:	2.00%

Min. Allocation:	$2,000

Increments:	$1,000

(1)	We expect that delivery of the notes will be made against payment therefor on or about September 17, 2014, which is the tenth business day following the date hereof (such settlement cycle being referred to as T+10). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding six business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding six business days should consult their own advisors.
(2)	These securities ratings have been provided by Moody’s and S&P. Neither of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

Other Information

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC c/o Broadridge Financial Solutions toll-free at (866) 806-9204.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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